Exhibit 99.1

VIRCO REPORTS 13% INCREASE IN FIRST QUARTER REVENUE; COMPETITIVE ADVANTAGES OF DOMESTIC FACTORIES AND U.S. SCHOOL FURNITURE MARKET LEAD TO RECORD ORDERS AND BACKLOG

HIGHLIGHTS:

•SHIPMENTS + BACKLOG AT MAY 31, 2022 REACHES $144.4 MILLION, 20% HIGHER THAN PREVIOUS RECORD OF $120.2 MILLION ESTABLISHED PRIOR TO CHINA’S ENTRY TO THE WORLD TRADE ORGANIZATION (WTO)
•U.S. FACTORY OUTPUT UP 45% FROM PRIOR YEAR TO MEET SURGE IN DEMAND
•RECENT ADJUSTMENTS TO PUBLIC CONTRACTS EXPECTED TO OFFSET INFLATION

TORRANCE, CA., JUNE 10, 2022—Virco Mfg. Corporation (Nasdaq: VIRC), the largest manufacturer and supplier of movable furniture and equipment for educational environments in the United States, today reported financial results for the period ended April 30, 2022 (first quarter of fiscal 2023).

Net sales were $32.1 million for the first quarter of fiscal 2023, a 13% increase from $28.4 million for the same period of the prior fiscal year.

Net loss was $5.1 million, or $0.32 per diluted share for the first quarter of fiscal 2023, an increase of 30% from $3.9 million, or $0.25 per diluted share, for the same period of the prior fiscal year. The increased loss in the first quarter was driven by orders that shipped in the first quarter after original booking and pricing before the current inflationary period. These inflation-impacted orders have now largely been cleared from the Company’s backlog. In addition, the Company recently negotiated modifications to its public procurement contracts allowing for more frequent price adjustments to offset inflationary impacts in the future. Management believes this modification will have positive material impacts on the Company’s operating margins going forward.

The market for educational furniture and equipment remains strong. As of May 31, 2022, the fiscal year-to-date shipments plus unshipped backlog (“Shipments + Backlog”), the Company’s preferred measure of current and future business activity, reached $144.4 million, a 35% increase from $107.3 million on the same date in the prior year. More significantly, Shipments + Backlog were 20% higher than the company’s prior record level achieved in May 2000 (fiscal year-end 2001), one year before China’s entry into the World Trade Organization.

Robert Virtue, Chairman and CEO of Virco, said, “We continue to see very strong order flow driven by increased funding for schools and many customers returning to Virco after years of using foreign suppliers who can no longer reliably provide quality furniture and equipment at a competitive price. The strong order flow resulted in an increase in revenue over the prior year and significant growth in Shipments + Backlog, which continues to be at a record level. Many of the orders shipped during our fiscal first quarter were booked prior to the price increases that were implemented at the beginning of the year, and the inflationary pressures that increased during the first quarter exacerbated the impact on our profitability. Almost all of our current backlog reflects orders booked following our price increase, and we have recently renegotiated our major public procurement contracts to allow for bi-annual price adjustments. The new pricing and ability to implement more frequent price adjustments should enable us to better manage the impact of inflationary pressures on our operating margins and deliver improved profitability in the future.”

Doug Virtue, President of Virco, added, “After twenty years of competitive headwinds, we now have the wind at our back. And as more schools invest in the future of American students, who are literally the future of the country, we believe we are ideally positioned to support those investments and provide a long overdue reward to our patient shareholders.”

“We are effectively increasing capacity utilization within our 2.3 million square feet of integrated manufacturing and distribution facilities with factory output increasing by 45% over the first quarter of last fiscal year. The long-term trends that are driving our strong order flow remain intact and should lead to continued growth in revenue as more schools utilize their increased funding to upgrade or replace older furniture and we take additional market share by providing our customers with innovative, high-quality products that are delivered in a shorter timeframe than what can be offered by our competitors. With higher revenue, the positive impact of our new pricing, and increased capacity utilization, we believe that we are well positioned to deliver improved financial performance and create greater value for our shareholders in the future.”

FIRST QUARTER FISCAL 2023 FINANCIAL RESULTS

Net sales were $32.1 million for the first quarter of fiscal 2023, a 13% increase from $28.4 million for the same period of the prior fiscal year.

Gross margin was 30.3% for the first quarter of fiscal 2023, compared with 27.1% in the same quarter of the prior fiscal year. The improvement in gross margin was primarily attributable to better overhead absorption in the Company’s U.S. factories, which increased unit output 45% compared to the same period in the prior year.

Selling, general and administrative expenses for the three months ended April 30, 2022 increased by approximately $2,468,000 compared to the same period last year. The increase in selling, general and administrative expenses was attributable in part to increased variable freight and service expense and by increased selling expenses. In addition, the Company incurred increased legal expenses in the first quarter of 2022 to enforce its intellectual property rights against a competitor in the school furniture market and for outside legal counsel to advise a special committee of the Board of Directors formed in May 2021 and terminated in May 2022. The special committee was formed to review and advise the Board on an unsolicited acquisition proposal with the assistance of independent legal counsel and an independent financial advisor, which proposal was ultimately rejected as inadequate and not in the best interests of shareholders.

Interest expense was $427,000 for the first quarter of fiscal 2023, compared with $293,000 in the same period of the prior fiscal year. The higher interest expense was related to the financing of higher inventory levels to support higher order rates and record backlog.

Income tax benefit was $282,000 for the first quarter of fiscal 2023 compared with $1,185,000 for the same period of the prior year, reflecting the effect of the Company recording a valuation allowance against deferred tax assets in the fourth quarter of the fiscal year ended January 31, 2022.

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of May 31, 2022 compared to the same date in the prior fiscal years. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: market share, net sales and profitability in future periods; the impact of the COVID-19 pandemic on our business, customers, competitors, supply chain and workforce; the anticipated recovery of our customers from COVID-19 and re-opening of school districts; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2022, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Consolidated Balance Sheets

	4/30/2022	1/31/2022	4/30/2021
	(In thousands)

Assets
Current assets
Cash	$539	$1,359	$556
Trade accounts receivables, net	13,326	17,769	14,334
Other receivables	85	118	39
Income tax receivable	135	152	85
Inventories	66,297	47,373	42,875
Prepaid expenses and other current assets	2,156	2,076	2,099
Total current assets	82,538	68,847	59,988
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	653	653	734
Buildings and building improvements	51,375	51,334	51,262
Machinery and equipment	113,901	113,315	111,779
Leasehold improvements	1,009	1,009	989
Total property, plant and equipment	170,669	170,042	168,495
Less accumulated depreciation and amortization	135,844	134,715	132,392
Net property, plant and equipment	34,825	35,327	36,103
Operating lease right-of-use assets	12,892	13,870	16,682
Deferred tax assets, net	769	399	12,879
Other assets, net	8,383	8,002	8,020
Total assets	$139,407	$126,445	$133,672

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	4/30/2022	1/31/2022	4/30/2021
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$19,437	$19,785	$12,976
Accrued compensation and employee benefits	5,055	5,596	4,597
Current portion of long-term debt	18,905	340	2,990
Current portion operating lease liability	4,769	4,734	4,715
Other accrued liabilities	6,049	5,829	4,364
Total current liabilities	54,215	36,284	29,642
Non-current liabilities
Accrued self-insurance retention	1,533	965	1,530
Accrued pension expenses	15,332	15,430	21,520
Income tax payable	76	71	71
Long-term debt, less current portion	14,564	14,173	14,795
Operating lease liability, less current portion	10,297	11,437	14,573
Other long-term liabilities	640	639	683
Total non-current liabilities	42,442	42,715	53,172
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,102,023 shares at 4/30/2022 and 1/31/2022 and 15,918,642 at 4/30/2021	161	161	159
Additional paid-in capital	120,745	120,492	119,908
Accumulated deficit	(72,262)	(67,178)	(55,951)
Accumulated other comprehensive loss	(5,894)	(6,029)	(13,258)
Total stockholders’ equity	42,750	47,446	50,858
Total liabilities and stockholders’ equity	$139,407	$126,445	$133,672

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	4/30/2022	4/30/2021
	(In thousands, except per share data)
Net sales	$32,084	$28,367
Costs of goods sold	22,377	20,679
Gross profit	9,707	7,688
Selling, general and administrative expenses	14,451	11,983
Operating loss	(4,744)	(4,295)
Pension expense	195	506
Interest expense	427	293
Loss before income taxes	(5,366)	(5,094)
Income tax benefits	(282)	(1,185)
Net loss	$(5,084)	$(3,909)

Net loss per common share:
Basic	$(0.32)	$(0.25)
Diluted	$(0.32)	$(0.25)
Weighted average shares of common stock outstanding:
Basic	16,033	15,824
Diluted	16,033	15,824